SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Starbucks Corporation

(Name of Registrant as Specified in Its Charter)

Strategic Organizing Center

Service Employees International Union

Mary Kay Henry

Ahmer Qadeer

Michael Zucker

Maria Echaveste

Joshua Gotbaum

Wilma B. Liebman

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Strategic Organizing Center Issues Statement on ISS Recommendation

February 29, 2024 07:45 PM Eastern Standard Time WASHINGTON--(BUSINESS WIRE)--The Strategic Organizing Center (the “SOC”), a shareholder of Starbucks Corporation (Nasdaq: SBUX) (“Starbucks” or the “Company”), today commented on the recent report published by Institutional Shareholder Services Inc. (“ISS”) in relation to Starbucks’ upcoming Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting is scheduled for March 13, 2024.

The SOC stated:

“While ISS acknowledged the validity of a number of our arguments in its report, we disagree with the view that board change is not currently needed at Starbucks. As ISS points out, Starbucks ‘mishandled’ its response to its employees’ campaign for unionization and, as a result, has materially damaged the reputation the Company previously enjoyed as a progressive employer. ISS also concurs that shareholders should be concerned by Starbucks’ share price performance since unionization efforts began. However, in our view, ISS’ analysis of the link between this underperformance and the Company’s reliance upon illegal tactics in its human capital management strategy ignores what is plainly evident: Starbucks’ Board should be held accountable for endorsing a response to unionization that destroyed shareholder value.

Further, we agree with ISS that the recent announcement of Starbucks and Workers United committing to a path forward is meaningful progress. That said, the fact remains that the actions the Company has taken are reactive. For this reason, we feel it is still important to add independent oversight to the Starbucks Board in order to ensure the Company follows through on its commitments. Our three exceptionally qualified nominees – Maria Echaveste, Hon. Joshua Gotbaum and Hon. Wilma Liebman – bring diverse leadership experience from within the business, government and non-profit sectors and can provide the perspectives and expertise Starbucks needs now.

We encourage shareholders to help send the message that it is time to Brew a Better Starbucks by voting for our director candidates today. We look forward to continuing to engage with our fellow shareholders in advance of the Annual Meeting.”

In its report, ISS noted the following:1

•	“Although SBUX has weathered controversies about unionization in the past, its image as an employer has faced greater scrutiny than ever since the unionization movement began.”
•	“By its own admission, the board was caught off-guard and mishandled the initial response. This translated into negative media attention, which led to SBUX being recast from a progressive employer into an embodiment of the frustrations faced by many retail workers.”
•	“…the initial response by SBUX to unionization efforts translated into reputational damage…”
•	“The key in this proxy contest is uncovering the role that unionization matters have played in the divergence [between long-term and short-term performance].”

•	“A business like SBUX cannot function without employees, so there is necessarily a link between labor and performance.”
•	“Perhaps most importantly, SBUX and Workers United recently committed to start discussions on a foundational framework designed to achieve collective bargaining agreements, and SBUX will provide union-represented partners with previously-announced benefits that they have not been able to take advantage of to date. This appears to be a major step forward for all involved.”

Shareholders can be part of ensuring Starbucks returns to the right path for the future by using the BLUE proxy card – to vote “FOR” each of the SOC Nominees today. Shareholders can also vote for the SOC Nominees on the Company’s White proxy card.

Visit www.BrewABetterStarbucks.com for additional information about the SOC’s campaign, including how to vote your shares TODAY.

***

DISCLAIMER

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “will,” “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. Any projected results and/or statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this press release is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this press release in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. Any figures are unaudited estimates and subject to revision without notice. The SOC disclaims any obligation to update the information herein and reserve the right to change any of their opinions expressed herein at any time as they deem appropriate. Past performance is not indicative of future results.

IMPORTANT INFORMATION

The SOC, the SEIU, Mary Kay Henry, Ahmer Qadeer, Michael Zucker, Maria Echaveste, Joshua Gotbaum, and Wilma B. Liebman (collectively, the “Participants”) filed a definitive proxy statement and accompanying proxy card (the “Proxy Statement”) with the SEC on January 25, 2024 to be used to solicit proxies in connection with the 2024 annual meeting of shareholders (the “Annual Meeting”) of Starbucks Corporation (the “Company”). All shareholders of the Company are advised to read the Proxy Statement and other documents related to the solicitation of proxies, each in connection with the Annual Meeting, by the Participants, as they contain important information, including additional information related to the Participants, including a description of their direct or indirect interests by security holdings or otherwise. The Proxy Statement and an accompanying BLUE proxy card will be furnished to some or all of the Company’s stockholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov.

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1 Permission to quote ISS neither sought nor obtained. Emphasis added.

Contacts

Investor Contact
Okapi Partners
Bruce Goldfarb / Pat McHugh, (877) 285-5990
info@okapipartners.com

Media Contacts
Longacre Square Partners
soc-sbux@longacresquare.com